Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

JDA SOFTWARE GROUP, INC.

(a Delaware corporation)

at

$45.00 Net Per Share

by

RP CROWN ACQUISITION SUB, LLC

a direct wholly owned subsidiary

of

RP CROWN PARENT, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,

ON December 13, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees: November 15, 2012

RP Crown Acquisition Sub, LLC, a Delaware limited liability company (which we refer to as “Purchaser”) and a direct wholly owned subsidiary of RP Crown Parent, LLC, a Delaware limited liability company (which we refer to as the “Parent”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of JDA Software Group, Inc., a Delaware corporation (which we refer to as the “Company”), at a purchase price of $45.00 per Share (the “Offer Price”), net to the seller thereof in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 15, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase, constitutes the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated November 15, 2012;

2.	Letter of Transmittal to be used by Stockholders of the Company in accepting the Offer;

3.	The Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

5.	Notice of Guaranteed Delivery with respect to the Shares.

We request that you contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 11:59 P.M., New York City time, on December 13, 2012, unless the Offer is extended or earlier terminated.

After careful consideration, the Company’s Board of Directors, among other things, has by unanimous vote (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of the Company and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

None of Purchaser, Parent or their affiliates will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to MacKenzie Partners, Inc, at the address and telephone number set forth below.

Very Truly Yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE AFFILIATES OF PURCHASER AND PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Collect: (212) 929-5500

or

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Greenhill & Co., LLC

300 Park Avenue

New York, New York 10022

Call Toll-Free: (888) 504-7336

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